Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-32995

                        Prospectus Supplement No. 3
                                     to
                     Prospectus Dated August 10, 1998,
                             as supplemented by
            Prospectus Supplement No. 1, dated August 10, 1998,
                                    and
            Prospectus Supplement No. 2, dated August 13, 1998.

                             -----------------

                   STIRLING COOKE BROWN HOLDINGS LIMITED
                              ORDINARY SHARES
                        (par value $0.25 per share)

                             ------------------

 See "Risk Factors" beginning on page 10 of the Prospectus dated August 10, 1998 for certain considerations relevant to an investment in the Ordinary
                                  Shares.

The Ordinary Shares are quoted in the Nasdaq National Market under the symbol
                                  "SCBHF".
                            --------------------

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                           ---------------------

     This Prospectus Supplement, together with the Prospectus, dated August 10, 1998, as supplemented by Prospectus Supplement No. 1, dated August 10, 1998 and Prospectus Supplement No. 2, dated August 13, 1998, has been prepared for and is to be used by Goldman, Sachs & Co. in connection with offers and sales of the Ordinary Shares related to market-making transactions, at prevailing market prices, related prices or negotiated prices. The Company will not receive any of the proceeds of such sales. Goldman, Sachs & Co. may act as a principal or agent in such transactions. See "Plan of Distribution".

                            GOLDMAN, SACHS & CO.

                            --------------------

        The date of this Prospectus Supplement is October 7, 1998.

     This Prospectus Supplement is intended to be read in conjunction with the Prospectus, dated August 10, 1998 (the "Prospectus"), as supplemented by Prospectus Supplement No. 1, dated August 10, 1998 and Prospectus Supplement No. 2, dated August 13, 1998. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the same meanings as in the Prospectus.

     On October 7, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K, a copy of which is attached hereto and deemed to be a part hereof.

==============================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    -----------------------------------





                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                    -----------------------------------



DATE OF REPORT:   OCTOBER 7, 1998
DATE OF EARLIEST EVENT REPORTED:    OCTOBER 7, 1998

                   STIRLING COOKE BROWN HOLDINGS LIMITED
           (Exact name of registrant as specified in its charter)


       BERMUDA                     000-23427                 NOT APPLICABLE
   (State or other          (Commission File Number)        (I.R.S. Employer
   jurisdiction of                                           Identification
   incorporation or                                              Number)
    organization)
                         VICTORIA HALL, THIRD FLOOR
                             11 VICTORIA STREET
                          HAMILTON, HM 11, BERMUDA
                  (Address of principal executive offices)




REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:         (441) 295-7556

Item 5.   Other Events.

     On October 7, 1998, the registrant issued the press release filed as
Exhibit 99.1 hereto.


Item 7.   Financial Statements and Exhibits.


               Exhibit       Description
               -------       -----------


                99.1         Press Release issued October 7, 1998

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.



Dated: October 7, 1998


                                   STIRLING COOKE BROWN HOLDINGS LIMITED


                                   By:  /s/ George W. Jones
                                       ----------------------------------
                                       George W. Jones
                                       Chief Financial Officer
                                       and Director

                               EXHIBIT INDEX



               Exhibit       Description
               -------       -----------


                99.1         Press Release issued October 7, 1998

                                                                  Exhibit 99.1

             [STIRLING COOKE BROWN HOLDINGS LIMITED LETTERHEAD]


FOR IMMEDIATE RELEASE

                                                          CONTACT:  Mark Cooke
                                                                  George Jones
                                                            Tel:  441-295-7556
                                                            Fax:  441-295-7201

               STIRLING COOKE BROWN HOLDINGS LIMITED ANNOUNCES
                      250,000 SHARE REPURCHASE PROGRAM

------------------------------------------------------------------------------

HAMILTON, BERMUDA (7th October, 1998) -- Stirling Cooke Brown Holdings Limited (Nasdaq: SCBHF) today announced that it has authorized a subsidiary of the Company to repurchase up to 250,000 shares of the Company's outstanding ordinary shares. Stirling Cooke Brown Holdings Limited expects such repurchases to be effected from time to time, in the open market, in private transactions or otherwise, subject to market conditions. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

Mark Cooke, Chairman Chief Executive Officer said, "In light of the recent market turmoil and the current price level of SCBHF stock, we believe that this program represents an attractive investment. The Company believes that utilizing excess capital to repurchase its shares is consistent with the best interests of its shareholders and provides management with an additional tool for enhancing shareholder value".

Stirling Cooke Brown Holdings Limited is a Bermuda holding company which, through its subsidiaries, provides risk management services and products predominantly to U.S. based small and mid-sized businesses, including those seeking cost-effective alternatives to traditional commercial insurance for certain of their risk exposures. In addition, the Company arranges reinsurance for its products as well as for those offered by independent insurance carriers and reinsurance companies active in the workers' compensation, occupational accident and health and casualty insurance markets.

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